Prospectus Supplement No. 22 (to Prospectus dated May 3, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278676

Core Scientific, Inc.
10,795,751 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated May 3, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278676). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on November 25, 2024 (the “Current Report”), which is attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale of (i) up to 10,735,143 shares (the “Bitmain Shares”) of our common stock, $0.00001 per share (the “Common Stock”), by Tospring Technology Limited (“Bitmain”) and (ii) up to 60,608 shares of our Common Stock (the “OGE Settlement Shares” and, together with the Bitmain Shares, the “Shares”) by certain holders of our Old Convertible Notes (as defined in the Prospectus) (the “AHG Selling Stockholders” and, together with Bitmain, the “Selling Stockholders”). The Shares included in this prospectus consist of shares of Common Stock that we have issued to the Selling Stockholders pursuant to (i) an asset purchase agreement, dated as of September 5, 2023 by and between Bitmain Technologies Delaware Limited, as vendor and Core Scientific, Inc., as purchaser and (ii) an order entered by the Bankruptcy Court (as defined in the Prospectus) on January 24, 2024.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock, Tranche 1 Warrants (as defined in the Prospectus) and Tranche 2 Warrants (as defined in the Prospectus) are listed on the Nasdaq Global Select Market under the symbols “CORZ,” “CORZW,” and “CORZZ,” respectively. On November 22, 2024, the last reported sales prices of our Common Stock, Tranche 1 Warrants and Tranche 2 Warrants were $18.23, $12.06 and $18.19, respectively.

See the section entitled “Risk Factors” beginning on page 15 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful of complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 25, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2024

Core Scientific, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40046	86-1243837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

838 Walker Road, Suite 21-2105 Dover, Delaware	19904
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 402-5233

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	CORZ	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $6.81 per share	CORZW	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $0.01 per share	CORZZ	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01    Regulation FD Disclosure
On November 20, 2024, the Company issued a press release announcing the approval of lease amendments with the City of Denton to enable high-performance computing expansion. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language except as expressly set forth by specific reference in such filing.

Item 9.01    Financial Statement and Exhibits
(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated November 20, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Scientific, Inc.

Dated: November 25, 2024

	By:	/s/ Todd M. DuChene
	Name:	Todd M. DuChene
	Title:	Chief Legal Officer and Chief Administrative Officer